Dynex Capital, Inc.




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                    Notice of Special Meeting of Stockholders
                                       and
                                 Proxy Statement


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                         Special Meeting of Stockholders
                                  July 26, 1999

                               DYNEX CAPITAL, INC.




                                                     June 30, 1999






To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Dynex Capital, Inc. (the "Company") to be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia on Monday, July 26, 1999, at 2:00 p.m. Eastern time.

     The business of the meeting is to vote on an amendment to the Company's Articles of Incorporation to effect a reverse stock split whereby each four shares of outstanding common stock, par value $0.01, would be automatically converted into one share of outstanding common stock, par value $0.01.

     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Special Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the matter to be considered at the Special Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.

                                                        Sincerely,



                                                        Thomas H. Potts
                                                        President

                               DYNEX CAPITAL, INC.

                               10900 Nuckols Road
                           Glen Allen, Virginia 23060
                                 (804) 217-5800
                          ____________________________


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS





To Our Stockholders:

     A Special Meeting of Dynex Capital, Inc. (the "Company") will be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia on Monday, July 26, 1999, at 2:00 p.m. Eastern time, to consider and act upon the proposal to amend the Company's Articles of Incorporation to effect a one-for-four reverse stock split whereby each four shares of common stock, par value $0.01, would be automatically converted into one share of common stock, par value $0.01, of the Company.

     Only stockholders of record at the close of business on June 28, 1999, the record date, will be entitled to vote at the Special Meeting.

     Management desires to have maximum representation at the Special Meeting and respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope whether or not you expect to attend the meeting in person. A proxy may be revoked by a stockholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Special Meeting and voting in person.

                                           By order of the Board of Directors



                                           Lynn K. Geurin
                                           Secretary




Dated:  June 30, 1999

Directions  from the  North  on  Interstate  95:

     Take the Interstate 295 West-Charlottesville exit. Travel approximately 8.5 miles on Interstate 295 West towards Charlottesville. Take the Nuckols Road-South Exit. Travel approximately 0.5 mile. Turn left at first light. Turn right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

Directions from the airport:

     (In regards to the map above - Interstate 64 should be used as a reference point only) As you leave the airport on 156 North-Airport Drive follow the "to 295-North" signs. You will pass the Interstate 64 East and West exits and the Interstate 295 South exit. After these exits, continue on 156 North-Airport Drive approximately 2.5 miles. Take the "295 North to 95-North and 64-West" exit North towards Washington. Stay on Interstate 295 North for approximately 19.5 miles. Take the Nuckols Road-South Exit. Travel approximately 0.5 mile. Turn left at first light. Turn right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

Directions from the South or Downtown:

     Take Interstate 64 West to Interstate 295 towards Washington. Take the first exit - Nuckols Road South. Travel approximately 0.5 mile. Turn left at first light. Turn right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

                               DYNEX CAPITAL, INC.
                               10900 Nuckols Road
                           Glen Allen, Virginia 23060
                                 (804) 217-5800
                          ____________________________

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                                  July 26, 1999

To Our Stockholders:

     This Proxy Statement is furnished with the solicitation by the Board of Directors of Dynex Capital, Inc. (the "Company") of proxies to be used at the Special Meeting of Stockholders of the Company to be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia. The Special Meeting is being held for the purpose set forth in the accompanying notice of Special Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the notice of Special Meeting are being provided to stockholders beginning on or about June 30, 1999.

                               GENERAL INFORMATION

Solicitation

     The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone and telegram by directors and officers of the Company. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the Company's common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to such beneficial owners. Additionally, the Company has engaged the firm of MacKenzie Partners, Inc., New York, New York, to conduct proxy solicitations on its behalf at a cost estimated to be $5,000, plus reasonable out-of-pocket expenses.

Voting Rights

     Holders of shares of the Company's common stock at the close of business on June 28, 1999, the record date, are entitled to notice of, and to vote at, the Special Meeting. As of June 21, 1999, 46,036,949 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on the matter presented at the Special Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Special Meeting. The beneficial ownership of common stock held by the directors, certain executive officers and holders of 5% or more of the outstanding common stock is set forth in the Proxy Statement under the caption "Ownership of Common Stock".

Voting of Proxies

     Shares of common stock represented by all properly executed proxies received in time for the Special Meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the amendment to the Company's Articles of Incorporation (the "Amendment") to effect the one-for-four reverse stock split of the issued and outstanding shares of common stock. No other matters may be brought before the Special Meeting other than as set forth herein.

Revocability of Proxy

     The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder delivering the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Special Meeting and voting in person. Dissenters' rights of appraisal will not be available under Virginia law with respect to the proposed Amendment.


                            OWNERSHIP OF COMMON STOCK

     The table below sets forth, as of May 31, 1999, the number of shares of common stock beneficially owned by owners of more than five percent of the Company's common stock outstanding, each Director and executive officer of the Company, and the number of shares beneficially owned by all of the Company's Directors and executive officers as a group. To the Company's knowledge, no other person beneficially owns more than 5% of the outstanding shares of common stock. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares beneficially owned.


           Name of                                              Amount and Nature of      Percent of
      Beneficial Owner                                          Beneficial Ownership     Common Stock

      J. Sidney Davenport                                             101,424                    *
      Richard C. Leone                                                  3,200 (1)                *
      Thomas H. Potts                                               1,623,441 (2)               3.53%
      Donald B. Vaden                                                  31,192 (3)                *
      Lynn K. Geurin                                                   37,169 (4)                *
      Brian K. Murray                                                  70,185 (5)                *
      William Robertson                                                 5,844 (6)                *
      Barry S. Shein                                                    4,000                    *
      William H. West, Jr.                                              8,930                    *
      Wallace R. Weitz & Co. (7)                                    4,152,850                   9.02%

      All Directors and executive officers as a group               1,885,385                   4.10%

----------------------------------------------------------------------------------------------------------

*     Less than 1% of the outstanding shares of common stock.

(1) Includes 600 shares of common stock owned of record by such person's children.
(2) Includes 28,660 shares of common stock owned of record by such person's children and spouse.
(3) Includes 2,330 shares of common stock owned of record by such person's spouse.
(4) Includes 2,000 shares of common stock owned of record by such person's spouse.
(5) Includes 7,178 shares of common stock owned of record by such person's children.
(6) Includes 3,460 shares of common stock owned of record by such person's children and spouse.
(7) Address: 1125 South 103rd Street, Suite 600, Omaha, NE 68124-6008. Shares are held with sole power to dispose thereof.

            PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                        TO EFFECT THE REVERSE STOCK SPLIT


General

     The Board of Directors has declared it advisable and in the best interest of the Company and its stockholders to amend the Articles of Incorporation to effect a one-for-four reverse stock split (the "Reverse Stock Split") of the issued and outstanding shares of common stock. A copy of the Amendment is attached as Appendix A.

     If the Amendment is approved by the stockholders, each four shares of common stock outstanding at the close of business on the effective date of the Amendment (the "Effective Time") will be converted automatically into one share of common stock. To avoid the existence of fractional shares of common stock, stockholders who would otherwise be entitled to receive fractional shares of common stock equal to one-half or more will receive one whole share. No shares or scrip shall be issued to holders in respect of any fraction less than one-half. The Effective Time is anticipated to be as soon as practicable following the date of the Special Meeting.



Purposes of Reverse Stock Split

     The Board of Directors believes that the Reverse Stock Split will cause the stock price of the common stock, currently below $5.00, to be more appropriately aligned with the Company's peers in the finance industry. The Reverse Stock Split should cause the common stock to be more attractive to the financial community and lower trading costs for the investing public. Further, the Reverse Stock Split will reduce administrative costs for the Company.

     Many  institutional  and other  investors  look upon  stock  trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Accordingly, the Board of Directors believes that the current per share price of the common stock may reduce the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues.

     The Board of Directors believes that the shares of common stock will, as a result of the Reverse Stock Split, trade at higher prices than those which have prevailed recently. There can be no assurance, however, that such increase in the market value will occur or, if such an increase occurs, that it will equal or exceed the direct arithmetical result of the Reverse Stock Split since there are numerous factors and contingencies which would effect such value, including the status of the market for the shares of common stock at the time, the Company's reported results of operations in future fiscal periods and general stock market conditions. Therefore, there can be no assurance that the shares of common stock will not, despite the Reverse Stock Split, trade at prices which are less than the arithmetical equivalent share price resulting from the Reverse Stock Split.


Effects of Reverse Stock Split

     If the Amendment is implemented the number of outstanding shares of common stock will be reduced from approximately 46,036,949 shares to approximately
11,509,237   shares.   The   Amendment   would  not  affect  any   stockholder's
proportionate equity interest in the Company, except for minor differences resulting from the rounding of fractional shares. The Amendment also would not affect the rights, preferences privileges or priorities of any of the Company's outstanding classes and series of stock. The Amendment will not affect the registration of the common stock under the Securities Exchange Act of 1934. The Company intends to apply for listing of the post-conversion common stock on the New York Stock Exchange (the "NYSE"). All fees incurred in connection with the implementation of the proposed one-for-four Reverse Stock Split will be borne by the Company.

     The Company also has approximately 10,802,404 shares reserved for issuance upon exercise of stock appreciation rights ("SARs") and conversion of outstanding shares of Preferred Stock, leaving 43,160,647 shares of common stock authorized, but unissued and not reserved for any particular purpose. All of the 43,160,647 shares of common stock authorized but unissued and not reserved for future issuance would be subject to issuance, from time to time, in the discretion of the Board of Directors for any proper corporate purpose without further action by stockholders unless otherwise required by law or other applicable rules and regulations.

     The number of shares subject to stock appreciation rights ("SARs") granted to directors, officers and employees of the Company under the Company's various stock plans and the strike price for such SARs will be proportionately adjusted for the Reverse Stock Split. The number of shares of common stock authorized for the stock plans will also be proportionately adjusted.

     The number of shares of common stock into which the outstanding shares of Series A Cumulative Convertible Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Convertible Preferred Stock may be converted will also be appropriately adjusted to account for the Reverse Stock Split pursuant to the applicable terms of each series of Preferred Stock set forth in the Company's Articles of Incorporation, as amended.

     The Reverse Stock Split may leave certain stockholders with one or more "odd lots" of common stock, or stock in amounts of less than 100 shares. Such odd lots may be more difficult to sell or may require greater transaction costs per share to sell than shares in even multiples of 100. Last year, the Company concluded, and will consider implementing in the future, an odd-lot repurchase program to allow shareholders owning less than 100 shares of common stock to sell their odd-lot holdings.

     Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Stock Split is advisable, the Reverse Stock Split Proposal may be abandoned by the Board of Directors at any time before, during or after the Special Meeting and prior to filing the amendment to the Articles of Incorporation with the State Corporation Commission.


Exchange of Stock Certificates and Elimination of Fractional Share Interests

     The Reverse Stock Split will occur at the Effective Time without any action on the part of the Company's stockholders and without regard to the date or dates certificates formerly representing shares of common stock ("old certificates") are physically surrendered for certificates representing the number of shares of common stock such stockholders are entitled to receive as a result of the Reverse Stock Split ("new certificates").

     As soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting old certificates to the Company's transfer agent, First Union National Bank, Shareholder Services Group, 1525 West W.T. Harris Blvd., 3C3, Charlotte, NC 28288-1153, (800) 829-8432 (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for new certificates representing the number of whole shares of new common stock into which their shares of common stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Old certificates not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged for new certificates at the first time they are otherwise presented for transfer. Until so surrendered, each current certificate representing shares of common stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of common stock in the appropriately reduced whole number of shares.


Federal Income Tax Consequences

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local, and foreign income and other tax laws.

     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368 (a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her common stock solely for new common stock should recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of new common stock received from the Company should be the same as his or her aggregate tax basis in the common stock exchanged therefor. The holding period of the new common stock received by such stockholder should include the period during which the common stock surrendered in exchange therefor was held, provided all such common stock was held as a capital asset on the date of the exchange.


Vote Required

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required to approve the Amendment. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of common stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention will have the same effect as a vote "against" the Amendment proposal. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

     The votes represented by the proxies received will be voted FOR approval of the adoption of the proposed amendment to the Company's Articles of Incorporation, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy.

     The Board of Directors recommends a vote FOR the proposal to amend the Articles of Incorporation to effect a one-for-four split of the issued and outstanding shares of common stock.


                                  OTHER MATTERS

Stockholder Proposals

     Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Annual Meeting of Stockholders of the Company to be held in 2000 must be received by the Company on or before December 31, 1999. Any proposals of stockholders to be presented at the 2000 Annual Meeting which are delivered to the Company later than March 16, 2000 will be voted by the proxy holders designated for the 2000 Annual Meeting in their discretion.


Incorporation by Reference

     This Proxy Statement incorporates by reference certain financial statements and other information filed with the SEC from (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999, as amended by Form 10-K/A filed on April 15, 1999; and (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, filed on May 17, 1999. A copy of the Company's Annual Report on Form 10-K and Form 10-K/A and/or the Company's Quarterly Report on Form 10-Q will be furnished by first class mail without charge upon the oral or written request to the Company's Secretary at the address or telephone number shown in the front of this Proxy Statement.



                                    By the order of the Board of Directors




                                    Thomas H. Potts
                                    President

June 30, 1999

                                   APPENDIX A

               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

     The first paragraph of Article III (as amended May 5, 1997) shall be deleted and in place thereof shall be the following:


Common Stock

     The number of shares of Common Stock that the Corporation shall have the authority to issue shall be 100,000,000 shares of Common Stock with the par value of $.01 each. Effective at the close of business on the effective date of this amendment (the "Effective Time"), the filing of this amendment shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each four
(4) issued and outstanding shares of Common Stock of the Corporation, par value of $.01 per share, shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock of the Corporation, par value of $.01 per share. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall be combined.

     No fractional shares or scrip for fractional shares shall be issued by reason of this Reverse Stock Split. In cases in which the Reverse Stock Split would otherwise result in any shareholder holding a fractional share, the Corporation shall issue one share for each fractional share of Common Stock equal to or greater than one-half and no shares for each fractional share of Common Stock less than one-half.

     After the Effective Time, each holder of record of shares of Common Stock shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock held by such holder immediately prior to the Effective Time at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of shares of Common Stock of which such record owner is entitled after giving effect to the Reverse Stock Split. The Reverse Stock Split will be deemed to occur at the Effective Time, regardless of when the certificates are surrendered.